Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PR Complete Holdings, Inc.

We consent to the inclusion in this Post Effective Amendment to the Registration Statement on Form S-1 (the “Registration Statement”), of our report dated March 18, 2009, relating to the balance sheet of PR Complete Holdings, Inc. as of December 31, 2008 and 2007, and the related statement of operations, stockholders’ equity, and cash flows for the year then ended, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
September 22, 2009